Exhibit 10.29

January 9, 2023

Dear Willem,

I’d like to extend my heartfelt congratulations on your promotion to Chief Financial Officer effective January 20, 2023. I have strong confidence in your ability to step into this role and lead the organization as we enter the next chapter in the company’s journey.
You will report directly to me and your primary work location will remain in Austin, TX. Below are the details of your new compensation package which will be effective January 20, 2023.
New Job Title: Chief Financial Officer
New Grade Level: EX1 – Executive Vice President
New Annual Base Salary: $600,000
New Bonus Target: 100% of annual base salary
•Your FY24 actual bonus payout will be determined 100% on company performance, subject to approval by the Executive Compensation Committee of the Board of Directors, and no longer has an individual performance weighting component.
Promotion equity grant: $3,000,000
•60% of the grant value ($1.8M) will be issued as PSUs (Performance Stock Units) and will vest on the third anniversary of the January 15, 2023 grant date. The final value of the award will be based on Marvell’s Total Stockholder Return (TSR) compared to the S&P 500, plus the addition of an EPS Modifier that can provide, with the TSR payout, up to a total maximum 250% payout based on Marvell’s non- GAAP EPS CAGR percentile rank compared to the non-GAAP EPS CAGR of each company in our peer group
•40% of the grant value ($1.2M) will be issued as RSUs (Restricted Stock Units) and will vest over three years in twelve quarterly installments.
Change in Control Agreement Tier: Tier 2
•Details of the Tier 2 Change in Control Severance Plan will be provided in a separate document

Thank you for helping make Marvell one of the best places to work. I look forward to partnering with you in the years ahead. Thank you, again, for all you do!

Congratulations,

Matt Murphy